Exhibit 99.1

For Immediate Release

Contact:	Greg Hudgison	Patrick A. Reynolds
	External Communications Manager	Investor Relations
	(706) 644-0528	(706) 649-4973
Green Steps Down as Synovus President
Columbus, GA, May 28, 2009– The Board of Directors of Synovus (NYSE - “SNV”), the Columbus, Georgia-based financial services company, today announced that Fred L. Green, III, has resigned as President. He has had overall responsibility for the company’s banking activities since 2006. Green joined Synovus in 1995 when the company acquired National Bank of South Carolina where he served as President and CEO.
The Board of Directors also announced today that Richard E. Anthony, Chairman and CEO, will assume the additional responsibilities of President.
Richard Anthony commented on the announcement, “The Synovus family is grateful to Fred for the service he has offered over the past 14 years, and we wish him the very best as he pursues the next stage of his career. I am confident that the foundation he has helped build will be a tremendous asset as we continue the work of positioning Synovus to emerge stronger from today’s challenging economic environment.”
Synovus is a financial services holding company with approximately $35 billion in assets based in Columbus, Georgia. Synovus provides commercial and retail banking, as well as investment services, to customers through 30 banks, 336 offices, and 440 ATMs in Georgia, Alabama, South Carolina, Florida and Tennessee. The company focuses on its unique decentralized customer delivery model, position in high-growth Southeast markets and commitment to being a great place to work to ensure unparalleled customer experiences. See Synovus on the Web at www.synovus.com.